As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CyrusOne Inc.

(Exact name of registrant as specified in its charter)

Maryland	46-0691837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1649 West Frankford Road

Carrollton, TX 75007

(972) 350-0060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Restated CyrusOne 2012 Long Term Incentive Plan

CyrusOne 2012 Long Term Incentive Plan

(Full title of the plan)

Robert M. Jackson, Esq.

Executive Vice President, General Counsel and Secretary

1649 West Frankford Road
Carrollton, TX 75007
(972) 350-0060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer ☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share
Outstanding Award Shares(3)(5)	479,014	n/a	n/a	n/a
Remaining Shares(4)(5)	321,533	n/a	n/a	n/a
Shares not previously registered(6)	5,407,781	$51.33	$277,581,398.73	$27,952.45
Total	6,208,328	$51.33	$277,581,398.73	$27,952.45

(1)        Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock which become issuable under the Restated CyrusOne 2012 Long Term Incentive Plan (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend or split, extraordinary cash dividend, recapitalization, merger, consolidation, spin-off, combination or exchange or similar transaction or any other anti-dilution or adjustment provision of the Plan, as applicable.

(2)        Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the NASDAQ on June 24, 2016.

(3)        The Outstanding Award Shares are shares of the Company’s common stock that were, as of May 2, 2016, subject to outstanding awards under the CyrusOne 2012 Long Term Incentive Plan (the “Prior Plan”).  On May 2, 2016, the Company’s stockholders approved the adoption of the Plan, which replaced and superseded the Prior Plan.  Pursuant to Section 6 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such outstanding awards are forfeited after May 2, 2016.

(4)        The Remaining Shares are shares of the Company’s common stock that were previously registered by the Company and available for grant under the Prior Plan but were not subject to outstanding awards on May 2, 2016 or were subject to outstanding awards on May 2, 2016 that were forfeited after May 2, 2016 but prior to June 20, 2016 and are now available for grant under the Plan pursuant to Section 6 of the Plan.

(5)        The Outstanding Award Shares and the Remaining Shares were previously registered by the Company under a Registration Statement on Form S-8 filed on January 24, 2013 (File No. 333-186186) and the Company paid the required fee. Pursuant to Rule 457(p) under the Securities Act and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Outstanding Award Shares and the Remaining Shares. The Company has concurrently filed a Post-Effective Amendment to the Registration Statement on Form S-8 filed on January 24, 2013 (File No. 333-186186) deregistering the Outstanding Award Shares and the Remaining Shares under the Prior Plan.

(6)        Represents 5,407,781 shares of common stock not previously registered and available for issuance under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Restated CyrusOne 2012 Long Term Incentive Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by CyrusOne Inc., a Maryland corporation (“we,” “our,” “us” or the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)               Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016;

(b)               Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2016;

(c)                Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

(d)               Our Current Reports on Form 8-K, filed with the SEC on June 22, 2015 (solely with respect to the Current Report filed under SEC Accession No. 0001104659-15-046676), October 28, 2015, November 20, 2015, March 15, 2016, March 16, 2016, March 21, 2016 and May 4, 2016; and

(e)                The description of our common stock included in our registration statement on Form 8-A filed with the SEC on January 17, 2013; and

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from

(i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of ours.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

In addition, Maryland law permits a Maryland limited partnership to indemnify any partner, employee or agent from and against any and all claims whatsoever, except in the case of an action or failure to act by a partner that constitutes willful misconduct or recklessness, and subject to any standards or restrictions set forth in its partnership agreement. The partnership agreement of CyrusOne LP, our operating partnership, provides that we, our directors, officers and employees, CyrusOne GP, our wholly owned subsidiary and CyrusOne LP’s general partner, and its trustees, officers and employees, employees of our operating partnership and any other persons whom the general partner may designate are indemnified to the fullest extent permitted by law, but that CyrusOne LP shall not indemnify any indemnitee for any liability (i) if it is established that the act or omission of the indemnitee constituted fraud, intentional harm or gross negligence on the part of the indemnitee, (ii) arising from an action or proceeding initiated by the indemnitee (other than to enforce such indemnitee’s rights to indemnification or advance of expenses) or (iii) with respect to any claim as to which the indemnitee is found to be liable to CyrusOne LP.

The declaration of trust of CyrusOne GP contains a provision that eliminates the liability of its trustees and officers to the maximum extent permitted by Maryland law, which limits the liability of trustees and officers to the same extent as described above for our directors and officers. Maryland law permits a Maryland statutory trust to indemnify any trustee, officer, employee or agent against any and all claims or demands whatsoever. CyrusOne GP’s declaration of trust obligates it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former trustee or officer of CyrusOne GP against any claim or liability to which such person may become subject by reason of such status, except for liability for such person’s gross negligence or intentional harm.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

4.1             Articles of Amendment and Restatement of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Registration No. 001-35789) filed on January 25, 2013).

4.2        Amended and Restated Bylaws of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Registration No. 001-35789) filed on May 4, 2016).

4.3        Indenture, dated as of November 20, 2012, by and among CyrusOne LP and CyrusOne Finance Corp., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to CyrusOne Inc.’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 of Amendment No. 4 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-183132), filed on November 26, 2012).

4.4        First Supplemental Indenture dated July 1, 2015, among CyrusOne LP, CyrusOne Finance Corp., the guarantors party thereto and Wells Fargo Bank N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K (Registration No. 001-35789), filed on July 1, 2015 ).

4.5        Second Supplemental Indenture dated July 2, 2015, among CyrusOne LP, CyrusOne Finance Corp., Cervalis Holdings LLC, Cervalis LLC, the other guarantors party thereto and Wells Fargo Bank N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K(Registration No. 001-35789), filed on July 6, 2015).

4.6        Form of Certificate for Common Stock of CyrusOne Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-183132), filed on December 13, 2012).

5.1+      Opinion of Venable LLP, with respect to the legality of the shares being registered.

23.1+   Consent of Venable LLP (included in Exhibit 5.1).

23.2+ Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

99.1+     Restated CyrusOne 2012 Long Term Incentive Plan.

99.2            CyrusOne 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 3 to the Company’s Registration Statement of Form S-11/A filed on November 16, 2012 (Registration No. 333-183132)).

+           Filed herewith.

Item 9.                 Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 1st day of July, 2016.

CYRUSONE INC.

/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary J. Wojtaszek	President, Chief Executive Officer and Director	July 1, 2016
Gary J. Wojtaszek

/s/ Gregory R. Andrews	Chief Financial Officer	July 1, 2016
Gregory R. Andrews

/s/ Amitabh Rai	Senior Vice President and Chief Accounting Officer	July 1, 2016
Amitabh Rai

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gary J. Wojtaszek, Gregory R. Andrews and Robert M. Jackson and each of them singly, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Date

/s/ Gary J. Wojtaszek	July 1, 2016
Gary J. Wojtaszek
President, Chief Executive Officer and Director

/s/ Alex Shumate	July 1, 2016
Alex Shumate
Chairman of the Board of Directors

/s/ David H. Ferdman	July 1, 2016
David H. Ferdman
Director

/s/ John W. Gamble	July 1, 2016
John W. Gamble
Director

/s/ T. Tod Nielsen	July 1, 2016
T. Tod Nielsen
Director

/s/ William E. Sullivan	July 1, 2016
William E. Sullivan
Director

/s/ Lynn Wentworth	July 1, 2016
Lynn Wentworth
Director

/s/ Michael A. Klayko	July 1, 2016
Michael A. Klayko
Director

INDEX TO EXHIBITS

4.1                   Articles of Amendment and Restatement of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Registration No. 001-35789) filed on January 25, 2013).

4.2                   Amended and Restated Bylaws of CyrusOne Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Registration No. 001-35789) filed on May 4, 2016).

4.3                   Indenture, dated as of November 20, 2012, by and among CyrusOne LP and CyrusOne Finance Corp., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, relating to CyrusOne Inc.’s 6.375% Senior Notes due 2022 (incorporated by reference to Exhibit 4.1 of Amendment No. 4 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-183132), filed on November 26, 2012).

4.4                   First Supplemental Indenture dated July 1, 2015, among CyrusOne LP, CyrusOne Finance Corp., the guarantors party thereto and Wells Fargo Bank N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K (Registration No. 001-35789), filed on July 1, 2015 ).

4.5                   Second Supplemental Indenture dated July 2, 2015, among CyrusOne LP, CyrusOne Finance Corp., Cervalis Holdings LLC, Cervalis LLC, the other guarantors party thereto and Wells Fargo Bank N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K(Registration No. 001-35789), filed on July 6, 2015).

4.6                   Form of Certificate for Common Stock of CyrusOne Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 5 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-183132), filed on December 13, 2012).

5.1+            Opinion of Venable LLP, with respect to the legality of the shares being registered.

23.1+     Consent of Venable LLP (included in Exhibit 5.1).

23.2+     Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

99.1+     Restated CyrusOne 2012 Long Term Incentive Plan.

99.2            CyrusOne 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 of Amendment No. 3 to the Company’s Registration Statement of Form S-11/A filed on November 16, 2012 (Registration No. 333-183132)).

+           Filed herewith.